Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 23rd day of May 2024 (“Effective Date”) by and among ZenSports, Inc., a Delaware corporation ( “ZenSports”), Mark Thomas, an individual and founder and Chief Executive Officer of ZenSports (“Mr. Thomas” and, together with ZenSports, the “ZenSports Parties”), KeyStar Corp., a Nevada corporation (“KeyStar”), and Bruce Cassidy, an individual and Chairman of the Board of Directors and Chief Executive Officer of KeyStar (“Mr. Cassidy” and, together with KeyStar, the “KeyStar Parties”). The foregoing individuals and entities are at times referred to herein collectively as the “Parties,” or individually as a “Party.”

BACKGROUND

A.	KeyStar, ZenSports, and related parties entered into that certain Asset Purchase Agreement effective August 26, 2022 (the “APA”), whereby KeyStar purchased a substantial portion of ZenSports’ assets in exchange for $500,000 in cash and 6,500,000 shares of common stock of KeyStar (the “KeyStar Stock”).

B.	ZenSports currently is the record and beneficial owner of all of the KeyStar Stock that it acquired pursuant to the APA.

C.	A dispute arose among the Parties pertaining to certain disclosures made in or omitted from the APA and certain business transactions and operations of KeyStar (collectively, the “Dispute”).

D.	On or about February 23, 2024, ZenSports filed an Arbitration Demand, styled ZenSports, Inc. v. KeyStar Corp., Case No. 01-24-0002-3556, which is presently pending before the American Arbitration Association (the “Complaint”).

E.	In an effort to resolve the Dispute, the Parties participated in a mediation before Hon. Bruce Meyerson (Ret.) in Scottsdale, AZ on May 11, 2024.

F.	Without any Party admitting liability or fault, and in compromise of each of their positions and rights, the Parties now wish to resolve the Dispute, and compromise and settle all claims and disputes that the Parties may now or in the future have, known or unknown, regarding the Dispute, the Complaint, and any other business dealings between the Parties.

NOW, THEREFORE, in consideration of the recitals, covenants, releases, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.	BACKGROUND INCORPORATED. The Background set forth above is hereby incorporated into and made a part of this Agreement by this reference with the same force and effect as if fully set forth herein.

2.	CONSIDERATION. The Parties agree that, in resolution of the Dispute and the Complaint, and the consideration and obligations set forth in this Agreement, they agree to each of the following:

a.	Concurrently with the execution and delivery of this Agreement, the KeyStar Parties will cause Excel Family Partners, LLLP, a Florida limited liability limited partnership (“Excel”), to execute and deliver (i) a stock purchase agreement substantially in the form attached to this Agreement as Exhibit A (the “SPA”), whereby Excel will purchase and ZenSports will sell 1,000,000 (one million) shares of the KeyStar Stock (such 1,000,000 shares are referred to as the “Transfer Stock”) pursuant to the terms of the SPA; and (ii) an unsecured promissory note substantially in the form attached to this Agreement as Exhibit B, with an initial principal balance of Six Hundred Thousand Dollars ($600,000), payable to ZenSports (the “Note”), which shall be personally guaranteed by Mr. Cassidy. The Parties agree that the Note is fair and acceptable consideration for the Transfer Stock. No other consideration is required for the transactions contemplated by this Section 2(a).

b.	Concurrently with the execution and delivery of this Agreement, the ZenSports Parties will cause ZenSports to execute and deliver (i) the SPA and (ii) letter of instructions substantially in the form attached to this Agreement as Exhibit C (the “Instructions”) to authorize ClearTrust, LLC, a Florida limited liability company (“ClearTrust”), as the transfer agent of KeyStar, to transfer the registration of the Transfer Stock from ZenSports to Excel. The Instructions must be duly executed by ZenSports with medallion guarantee signature.

c.	KeyStar does not object if the ZenSports Parties cause ZenSports to divest, sell, transfer, distribute and otherwise relinquish control of any or all of the remaining 5,500,000 (five million five hundred thousand) shares of the KeyStar Stock (such 5,500,000 shares of the KeyStar Stock are referred to as the “Divestiture Stock”) that it holds to one or more individuals or entities other than ZenSports (the “ZenSports Divestiture”), with no part of such ZenSports Divestiture to occur before August 27, 2024.

d.	ZenSports will use documents and forms reasonably approved by ClearTrust to complete the transfer of any or all of the shares of Divestiture Stock. ZenSports will be responsible for and will promptly pay all fees charged by ClearTrust in regard to all such transfers.

e.	Not later than December 31, 2024, Mr. Thomas and the ZenSports Parties shall have taken such steps as shall be required, such that, as of such date, Mr. Thomas and the ZenSports Parties collectively shall own of record and beneficially not more than 4.99% of the then-issued and outstanding shares of KeyStar common stock (such steps, the “Thomas Divestiture”). Each of the Parties understands and agrees that Mr. Thomas’s beneficial ownership of shares of common stock of KeyStar includes all shares of which he is the record or beneficial owner as that term is defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended, e.g., in a brokerage account in his name, through an entity or trust or otherwise. For example, if Mr. Thomas owns 80% of the issued and outstanding capital stock of ZenSports and if ZenSports owns 9% of the issued and outstanding shares of common stock of KeyStar, Mr. Thomas would be deemed to “indirectly” own 7.2% (9% x 80% = 7.2%) of the issued and outstanding shares of KeyStar. Within ten (10) days of the completion of the Thomas Divestiture, Mr. Thomas shall provide written notice to KeyStar to certify that the Thomas Divestiture was completed pursuant to the terms of this Agreement.

f.	KeyStar may, from time to time, choose to apply for licenses, permits, and/or other approvals for gaming-related operations in various jurisdictions (each, a “New License”), including but not limited to entering into contractual agreements or joint ventures with other licensed entities. Upon request, the ZenSports Parties shall use their best efforts to assist and cooperate with KeyStar, and assure the assistance and cooperation of ZenSports and its officers and employees, in KeyStar’s efforts to secure New Licenses (“License Assistance”).

i.	The License Assistance shall not convey to Mr. Thomas or ZenSports any right whatsoever to decide, control, or direct KeyStar’s gaming operations and neither Mr. Thomas nor ZenSports shall receive any profits, distributions, or economic distributions from any such gaming operations, except that, KeyStar shall pay Mr. Thomas $15,000 for each application or approval that he is required to prepare (and does prepare) or in which he otherwise participates, such payment shall be due thirty (30) days prior to the due date of the application or approval.

ii.	The Parties understand agree that the License Assistance will likely require and include, but not be limited to, the completion of applications and forms, the production of personal and or business documents, background checks of Mr. Thomas, interviews and appearances, and such other related services necessary for KeyStar to apply for and submit applications for New Licenses, all such efforts and documents to be under KeyStar’s review and control.

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iii.	The obligation for the ZenSports Parties to provide the License Assistance shall continue until such time as the ZenSports Divestiture and the Thomas Divestiture are both complete.

iv.	The License Assistance is a limited collaboration between the Parties. It does not create a joint company, joint venture, or other legal entity between KeyStar and ZenSports or between KeyStar and Mr. Thomas, and each Party shall continue to bear responsibility for each Party’s own business. Nothing in the License Assistance allows either Party to commit or bind the other Party for any purpose whatsoever.

g.	KeyStar shall employ commercially reasonable efforts to file its Quarterly Reports on Form 10-Q with the United States Securities and Exchange Commission in accordance with all applicable law, rules, and regulations through and including December 31, 2025.

h.	These settlement terms shall resolve the Dispute, the Complaint, and any and all other matters between the Parties, specifically including any and all claims arising out of the APA, ZenSports’ ownership of KeyStar Stock, KeyStar’s operations, transactions, and management, and Mr. Thomas’ prior employment in any capacity at KeyStar.

3.	RELEASES. The ZenSports Parties and the KeyStar Parties, each with respect to the other, on behalf of such party and each such party’s respective directors, officers, stockholders, investors, managers, creditors, employees, successors, heirs, and assigns and all representatives, agents, and attorneys of each of the foregoing, as applicable (together, the “Releasing Parties”), do hereby mutually release, waive, relinquish, disavow, and forever discharge the other party, and each such other party’s respective directors, officers, stockholders, investors, managers, creditors, employees, successors, heirs, and assigns and all representatives, agents and attorneys of each of the foregoing, as applicable (the “Released Parties” or “Releasees”) of and from any and all claims, actions, or causes of action (including, without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys’ fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, taxes, counterclaims and defenses to collection or enforcement, benefits and causes of action of whatever kinds, nature, or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity (collectively, “Claims”), that any of the Releasing Parties have, have had, or may have against any of the Released Parties from the beginning of time through and including the date of this Agreement, specifically relating to but not limited to any Claims in any way related to or stemming from the Dispute, the Complaint, the APA, ZenSports’ ownership of KeyStar Stock, KeyStar’s operations, transactions, and management, and Mr. Thomas’ prior employment in any capacity at KeyStar. For the avoidance of doubt, these general releases are intended to cover any and all claims, causes of action, damages, personal or economic injuries, rights, or liabilities whatsoever, including attorneys’ fees, costs and litigation expenses, whether grounded in contract, tort, equity, or regulatory violation that exist or may have existed between or among each of the KeyStar Parties, and each of its officers, stockholders, and investors, and the ZenSports Parties, and each of its officers, stockholders, and investors, as of the Effective Date.

Notwithstanding the foregoing, this release will not be applicable to any of the obligations contained in this Agreement.

4.	UNKNOWN CLAIMS. The releases set forth in Section 3 of this Agreement are executed with the full knowledge and understanding by each of the Parties that there may be more serious consequences or damages as a result of ownership, employment, or other business relationship between or among the Parties, which are now not known. The Parties knowingly, voluntarily, and expressly waive, to the fullest extent permitted by law, any and all rights they may have under any statute or any common law principle that would limit the effect of the foregoing releases based upon their knowledge at the Effective Date. The Parties understand the provisions of this Section and knowingly and voluntarily enter into this waiver with the intention of executing this Agreement to discharge each other and all persons and entities released herein from any and all present and future, foreseen and unforeseen, known and unknown claims and causes of action. The Parties acknowledge and agree that this waiver is an essential and material term of this Agreement, and that, without such waiver, the Agreement would not have been executed and delivered.

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5.	Covenant Not to Sue. Each of the KeyStar Parties, on the one hand, hereby agrees not to sue or initiate a claim or any litigation against any of the ZenSports Releasees, and each of the ZenSports Parties, on the other hand, hereby agrees not to sue or initiate a claim or any litigation against any of the KeyStar Releasees, any action, charge, claim, or proceeding, or to participate in the same, individually or as a member of a class, pertaining in any manner whatsoever to the Dispute or the Complaint; provided, however, either Party may sue or initiate such action against the other Party in order to enforce the rights and obligations of each Party pursuant to this Agreement.

6.	NO ADMISSIONS. Each of the Parties understands and agrees that this Agreement and the settlement provided for herein, are intended to compromise disputed claims and defenses, including, without limitation, any claims, defenses, cross-claims, and any other claim that could have been brought in a lawsuit or any other dispute resolution mechanism, or that otherwise existed between or among the Parties, and to buy peace, and that this Agreement and the settlement provided for herein shall not be construed or viewed as an admission by any Party of liability or wrongdoing, such liability being expressly denied. This Agreement, and the settlement provided for herein, shall not be admissible in any lawsuit, administrative action, or any judicial or administrative proceeding if offered to show, demonstrate, evidence, or support a contention that any of the Parties acted illegally, improperly, or in breach of law, contract, or proper conduct.

7.	CONFIDENTIALITY. This Agreement, the details of the settlement hereunder, and any and all non-public knowledge, data, or other Confidential Information (as defined below), including, specifically, any information relating in any way to the License Assistance, are intended to remain, and will remain, confidential and may not be disclosed to any third party, whomsoever, except in compliance with an order of a court, subpoena, or other legal procedure. The exceptions to this general rule are disclosures (i) to a Party’s attorneys, accountants, tax preparation professionals, or insurance carriers, (ii) required by the applicable legal Rules of Professional Conduct or other rule or law, (iii) in the context of any action to enforce this Agreement, and (iv) in the context of routine operations of their respective businesses. If served with a subpoena requiring a Party to disclose Confidential Information, the Party served shall promptly notify all other Parties of the service in order to provide the other Parties with the opportunity to object, if desired. For clarity, this confidentiality obligation obligates each Party to refrain from aiding, assisting, or furnishing any Confidential Information of any Party to any third parties known to be harboring, threatening, or asserting claims against either any of the KeyStar Parties or any of the ZenSports Parties. Moreover, each Party acknowledges and agrees that any other confidentiality provisions in any other agreement or contract between or among the Parties shall remain in full force and effect. To the extent there are any conflicts between or among the confidentiality obligations set forth herein and any other agreement between or among the Parties, then the most restrictive obligation shall control. Notwithstanding the foregoing, to the extent required under applicable law or agreement, a Party may share Confidential Information about another Party internally to the extent necessary for the routine operation of such Party’s respective businesses; provided, however, that any officer, employee, stockholder or other equity holder, debtholder, or a “SAFE” holder of a Party to whom Confidential Information is disclosed under this provision agrees to keep such information confidential and agrees to instruct such Party’s officers, employees, stockholders or other equity holders, debtholders, or “SAFE” holders of a Party to keep such information confidential. The term “Confidential Information” means all reports, notes, analyses, compilations, studies, interpretations, financial information, or other documents prepared by a Party or an entity that contains, reflects, or are based upon, in whole or in part, the information furnished to the other Party at any time.

8.	NO REPRESENTATIONS MADE. No representation of any kind concerning any subject has been made by or on behalf of the Parties or any of the Released Parties that has in any way influenced any of the Party’s respective decisions to enter into this Agreement.

9.	NON-DISPARAGEMENT. Each of the Parties agrees and covenants that that each will not make any derogatory remarks or statements about any other Party to any person or group, whether public or private, or place the other Party in an unflattering light (regardless of whether such statements or information are believed to be true or not). This covenant shall apply to all forms of communication, without limitation, whether oral or written, electronic, or by comment to third party or media outlet, via all forms of internet and social media. This obligation of this non-disparagement provision extends to the Parties’ respective counsel, without limitation. This non-disparagement provision is a material term of this Agreement and its violation shall constitute a breach of this Agreement.

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10.	NO ASSIGNMENT OF CLAIMS. Each of the Parties represents, warrants, and agrees that each is the lawful owner of the right, title, and interest in and to every one of the claims or other matters released herein and none has assigned or transferred, nor purported to or attempted to assign or transfer, to any person or entity any of the claims or other matters released herein. Each of the Parties further warrants that each will not in the future assign or transfer any of the claims or other matters released herein and each will defend, indemnify, and hold the releasees harmless from any and all future claims arising out of the claim.

11.	ADVICE OF COUNSEL. Each Party to this Agreement acknowledges that each has had the benefit of advice of competent legal counsel or the opportunity to retain such counsel with respect to such Party’s decision to execute and deliver this Agreement. Each individual whose signature is affixed to this Agreement in a personal or representative capacity represents that such individual is competent to execute and deliver this Agreement and is doing so freely and without coercion by any other Party hereto or non-party.

12.	SUCCESSORS. Each of the Parties hereby binds himself or itself, its or their respective companies, corporate entities, legal entities, affiliates, subsidiaries, guardians, agents, attorneys, legal representatives, fiduciaries, successors, predecessors, principals, officers, members, directors, representatives, partners, business owners, managers, corporate personnel, licensees, employees, consultants, servants, heirs, spouses, administrators, executors, trusts, trustors, trustees, assignees, distributees, personal representatives, sureties, and guarantors to this Agreement and to each of its terms and conditions.

13.	COOPERATION. The Parties are expected promptly to execute and deliver such additional documents and perform such acts as may be reasonably necessary to effectuate this Agreement, the transactions contemplated hereby, and to cooperate reasonably in the drafting and execution of any other settlement documentation.

14.	NO INTERPRETATION OF CAPTIONS OR HEADINGS. The captions and headings within this Agreement are for ease of reference only and are not intended to create any substantive meaning or to modify the terms, sections, and clauses either following them or contained in any other provision of this Agreement.

15.	POST-EXECUTION SURVIVAL. The representations, warranties, agreements, and promises made that are contained herein shall survive the execution and delivery of this Agreement indefinitely.

16.	NEUTRAL INTERPRETATION AND COUNTERPARTS. Each of the Parties shall be deemed to have cooperated in the drafting and preparation of this Agreement. Hence, any construction to be made of this Agreement shall not be construed against any Party. This Agreement may be executed in any number of counterparts and/or digital signature, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

17.	ENTIRE AGREEMENT. Each of this Agreement, the SPA, and the Note, collectively, constitutes a single, integrated, written contract, expressing the entire understanding and agreement between and among the Parties, and the terms of each of the Agreement, the SPA, and the Note are contractual and not merely recitals. There is no other agreement, written or oral, expressed or implied between or among the Parties with respect to the subject matter of each of this Agreement, the SPA, and the Note, and each of the Parties declares and represents that no promise, inducement, or other agreement not expressly contained in this Agreement, the SPA, or the Note has been made conferring any benefit upon them or upon which they have relied in any way. All prior and contemporaneous discussions, writings and negotiations have been and are merged into and superseded by this Agreement, the SPA, and the Note. The terms and conditions of any of this Agreement, the SPA, and the Note may not be contradicted by evidence of any prior or contemporaneous agreement, and no extrinsic evidence may be introduced in any judicial proceeding to interpret any of this Agreement, the SPA, and the Note.

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18.	AMENDMENTS. No amendment, modification, addendum, or revision to this Agreement shall be valid, unless it is in writing and signed by all of the Parties to this Agreement.

19.	SEVERABILITY. If any part of this Agreement shall be determined to be illegal, invalid, or unenforceable, that part shall be severed from this Agreement and the remaining parts shall be valid and enforceable, so long as the remaining parts continue to fulfill the original intent of the Parties.

20.	NO WAIVERS. No waiver or indulgence of any breach or series of breaches of this Agreement shall be deemed or construed as a waiver of any other breach of the same or any other provision hereof or affect the enforceability of any part or all of this Agreement, and no waiver shall be valid, unless executed in writing by the waiving Party.

21.	GOVERNING LAW / VENUE. This Agreement shall be governed by the laws of the State of Nevada without regard for its conflicts of law principles. Each of the Parties agrees that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in a court of competent jurisdiction located in Clark County, Nevada.

22.	ATTORNEYS’ FEES. Unless otherwise expressly set forth herein, each of the Parties shall bear his or its own attorney’s fees, costs, and expenses in connection with the matters set forth in the Agreement. However, if any Party institutes legal proceedings over the enforcement of this Agreement or any provision of it, the prevailing Party shall be entitled to recover from the losing Party its costs, including reasonable attorneys’ fees, at both the trial and appellate levels.

IN WITNESS THEREOF, the Parties have caused this Settlement and Release Agreement effective as of the Effective Date.

KeyStar Corp.

By:	/s/ Bruce Cassidy	/s/ Bruce Cassidy
	Bruce Cassidy, CEO	Bruce Cassidy, as an individual

ZenSports, Inc.

By:	/s/ Mark Thomas	/s/ Mark Thomas
	Mark Thomas, CEO	Mark Thomas, as an individual

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